Exhibit 99

General Electric Capital Services, Inc.

Condensed Statement of Earnings

	Three months ended September 30				Nine months ended September 30
(In millions, Unaudited)	2010	2009	V	%	2010	2009	V	%

Revenues
Revenues from services	$12,429	$12,533			$38,299	$39,969
Sales of goods	40	213			489	691
Total revenues	12,469	12,746	(2)%		38,788	40,660	(5)%

Costs and expenses
Costs of sales, operating and administrative expenses	5,719	5,962			17,508	17,950
Interest	3,790	4,128			11,598	13,717
Investment contracts, insurance losses and insurance
annuity benefits	796	785			2,353	2,381
Provision for losses on financing receivables	1,696	2,868			5,968	8,021
Total costs and expenses	12,001	13,743	(13)%		37,427	42,069	(11)%

Earnings (loss) from continuing operations before
income taxes	468	(997)	F		1,361	(1,409)	F
Benefit for income taxes	387	1,138			845	2,959
Earnings from continuing operations	855	141	F		2,206	1,550	42%

Earnings (loss) from discontinued operations,
net of taxes	(1,104)	40			(1,679)	(157)

Net earnings (loss)	(249)	181	U		527	1,393	(62)%

Less net earnings attributable to noncontrolling interests	23	8			13	71
Net earnings (loss) attributable to GECS	$(272)	$173	U		$514	$1,322	(61)%

Amounts attributable to GECS:
Earnings from continuing operations	$832	$133	F		$2,193	$1,479	48%
Earnings (loss) from discontinued operations, net of taxes	(1,104)	40			(1,679)	(157)
Net earnings (loss) attributable to GECS	$(272)	$173	U		$514	$1,322	(61)%

(1)

General Electric Capital Services, Inc.

Summary of Operating Segments (unaudited)

	Three months ended September 30				Nine months ended September 30
(Dollars in millions)	2010	2009	V	%	2010	2009	V	%

Revenues
Commercial Lending and Leasing (CLL)(a)	$4,551	$4,725	(4)%		$13,651	$15,711	(13)%
Consumer(a)	4,612	4,848	(5)%		14,408	14,411	–
Real Estate	953	981	(3)%		2,888	2,970	(3)%
Energy Financial Services	291	483	(40)%		1,677	1,617	4%
GE Capital Aviation Services (GECAS)(a)	1,321	1,125	17%		3,819	3,391	13%
Total segment revenues	11,728	12,162	(4)%		36,443	38,100	(4)%
GECS corporate items and eliminations	741	584	27%		2,345	2,560	(8)%
Total Revenues	$12,469	$12,746	(2)%		$38,788	$40,660	(5)%

Segment profit
CLL(a)	$443	$130	F		$987	$611	62%
Consumer(a)	826	443	86%		2,154	1,432	50%
Real Estate	(405)	(538)	25%		(1,332)	(948)	(41)%
Energy Financial Services	55	41	34%		334	181	85%
GECAS(a)	158	187	(16)%		763	733	4%
Total segment profit	1,077	263	F		2,906	2,009	45%
GECS corporate items and eliminations	(245)	(130)	(88)%		(713)	(530)	(35)%
Earnings from continuing operations
attributable to GECS	832	133	F		2,193	1,479	48%
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECS	(1,104)	40	U		(1,679)	(157)	U
Net earnings (loss) attributable to GECS	$(272)	$173	U		$514	$1,322	(61)%

(a)
Effective January 1, 2010, we transferred the Transportation Financial Services business from GECAS to CLL and the Consumer business in Italy from Consumer to CLL. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(2)

General Electric Capital Services, Inc.

Condensed Statement of Financial Position

	September 30,	December 31,
(Dollars in billions)	2010	2009
	(Unaudited)
Assets
Cash & marketable securities	$111.7	$116.3
Inventories	0.1	0.1
Financing receivables - net	331.3	336.9
Property, plant & equipment - net	53.7	56.7
Goodwill & intangible assets	30.1	32.4
Other assets	95.7	106.2
Assets of businesses held for sale	0.8	0.1
Assets of discontinued operations	1.3	1.5

Total assets	$624.7	$650.2

Liabilities and equity
Borrowings and bank deposits	$486.5	$500.3
Investment contracts, insurance liabilities and insurance annuity benefits	31.7	32.0
Other liabilities	35.8	43.9
Liabilities of businesses held for sale	0.4	0.1
Liabilities of discontinued operations	2.3	1.1
GECS shareowner's equity	66.9	70.8
Noncontrolling interests	1.1	2.0

Total liabilities and equity	$624.7	$650.2

(3)